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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130237) pertaining to the Cynosure 1992 Stock Option Plan, Cynosure 2004 Stock Option Plan, and the Cynosure 2005 Stock Option Plan of our report dated June 2, 2005, except for Note 16, as to which the date is March 23, 2006, with respect to the consolidated financial statements of Sona International, Inc. as of December 31, 2004, and for the year ended December 31, 2004, included in the Cynosure, Inc. Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Lattimore Black Morgan & Cain PC
Lattimore Black Morgan & Cain PC
March 27, 2006